Contact:  Nancy Gestiehr
                                                                  (412) 829-3466

FOR IMMEDIATE RELEASE

     Monroeville, Pa., August 31, 1999 -- Mr. Robert S. Rosati, president and chief executive officer of Transtar, Inc. has announced his intention to retire by the end of the year.

     Transtar, Inc. is a Monroeville, Pennsylvania holding company which acquired the transportation companies formerly owned by USX Corporation in 1988. These transportation facilities include seven railroads, two water carriers and Great Lakes port facilities. Transtar, Inc. is held by Transtar Holdings, L.P., whose sole general partner is Blackstone Transportation Company, Inc., and by USX Corporation.

     Mr. Rosati's business career spans 34 years in the transportation industry. Prior to his election to president and chief executive officer on January 1,
1994, Mr. Rosati was vice president-finance and chief financial officer of Transtar and its subsidiaries, a position he held since the formation of Transtar on December 28, 1988. Previous to this, he was associated with the railroad subsidiaries of U.S. Steel. This railroad experience began in 1965 and included five years as comptroller of the Bessemer and Lake Erie Railroad preceded by positions as manager-audit division, manager of marketing and dock superintendent with the Duluth, Missabe and Iron Range Railway, and superintendent in the transportation department with the Elgin, Joliet and Eastern Railway. Prior experience was with the firm of Ernst & Ernst, Pittsburgh, Pa., from 1961-65.

     Mr. Rosati serves as a director of the Transtar subsidiaries. He is on the Board of Directors of the Greater Pittsburgh Council, Boy Scouts of America, and is a member of the Pennsylvania Institute of Certified Public Accountants. He graduated from the University of Pittsburgh with a B.B.A. degree in 1961; and attended the graduate business program at the University of Minnesota-Duluth, 1976-1979.

     Mr. Rosati's successor will be announced at a later date by the Board of Directors of Transtar.